Exhibit 99.1

Genworth Financial Announces Second Quarter 2018 Results

Net Income Of $190 Million And Adjusted Operating Income Of $200 Million

•

As Announced On June 9, 2018, The Committee On Foreign Investment In The United States (CFIUS) Completed Its Review Of The Proposed Transaction Between Genworth And China Oceanwide Holdings Group Co., Ltd (Oceanwide) And Concluded That There Are No Unresolved National Security Concerns

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $137 Million Which Included A Favorable $22 Million After-Tax Reserve Adjustment

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 129 Percent, In Excess Of $700 Million Above Requirements Following A $50 Million Dividend

•	Strong Loss Ratio Performance And Capital Levels For Canada MI

•	U.S. Life Insurance Adjusted Operating Income Of $57 Million Compared To Adjusted Operating Income Of $39 Million In The Prior Year

•	Holding Company Cash And Liquid Assets Of $622 Million; Company Redeemed Its May 2018 Debt Of $597 Million

Richmond, VA (July 31, 2018) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2018. The company reported net income2 of $190 million, or $0.38 per diluted share, in the second quarter of 2018, compared with net income of $202 million, or $0.40 per diluted share, in the second quarter of 2017. Adjusted operating income3 for the second quarter of 2018 was $200 million, or $0.40 per diluted share, compared with adjusted operating income of $151 million, or $0.30 per diluted share, in the second quarter of 2017.

Genworth’s effective tax rate for the quarter was approximately 31 percent. Beginning January 1, 2018, the company taxed its domestic businesses at the new enacted tax rate of 21 percent. However, gains on forward starting swaps settled prior to the change in the corporate tax rate will continue to be tax effected at 35 percent

[1]	Private Mortgage Insurer Eligibility Requirements
[2]

Unless otherwise stated, all references in this press release to net income, net income per share, adjusted operating income, adjusted operating income per share and book value per share should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per diluted share, adjusted operating income available to Genworth’s common stockholders, adjusted operating income available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

as they are amortized into net investment income. In addition, this quarter’s result also includes a provisional tax expense related to a revaluation of deferred tax assets and liabilities on foreign subsidiaries in light of the Tax Cuts and Jobs Act.

Strategic Update

Genworth and Oceanwide continue to work towards closing their previously announced proposed transaction as quickly as possible.

During the quarter, CFIUS completed its review of the proposed transaction and concluded that there are no unresolved national security concerns. In connection with the CFIUS review of the proposed transaction, Genworth and Oceanwide entered into a mitigation agreement which, among other things, requires Genworth to use a U.S.-based, third-party service provider to manage and protect the personal data of Genworth’s U.S. policyholders.

As previously announced, the parties are seeking approval of the transaction without unstacking Genworth Life and Annuity Insurance Company from Genworth Life Insurance Company, and Genworth’s debt obligations due May 2018 were redeemed with the proceeds from a term loan and cash on hand. As a result, Oceanwide and Genworth are developing a new capital investment plan whereby Oceanwide would contribute an aggregate of $1.5 billion to Genworth over time following the closing of the transaction. The contribution would be used to further improve Genworth’s financial stability, which may include retiring Genworth’s debt due in 2020 and 2021 or enabling future growth opportunities.

Given these updates to the proposed transaction, Genworth and Oceanwide continue to provide regulators with updated information to facilitate their review of the transaction. The parties therefore entered into a fifth waiver and agreement on June 28, 2018, extending the deadline of each party’s right to terminate the previously announced transaction to August 15, 2018.

The closing of the proposed transaction remains subject to the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions and other closing conditions.

“I am pleased with Genworth’s continued strong performance while we make significant progress towards closing the transaction with Oceanwide,” said Tom McInerney, president and CEO of Genworth. “We are working as quickly as possible to secure the necessary regulatory approvals in order to create the greatest and most certain value for our stockholders.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide remains committed to the transaction, which would provide Oceanwide with the opportunity to enhance our global insurance expertise and bring better insurance market solutions to China.”

Financial Performance

Consolidated Net Income &
Adjusted Operating Income
	Three months ended June 30
	2018		2017
		Per		Per
		diluted		diluted	Total
(Amounts in millions, except per share)	Total	share	Total	share	% change
Net income available to Genworth’s common stockholders	$190	$0.38	$202	$0.40	(6)%
Adjusted operating income	$200	$0.40	$151	$0.30	32%
Weighted-average diluted shares	502.6		501.2

	As of June 30
	2018	2017
Book value per share	$25.78	$26.08
Book value per share, excluding accumulated other comprehensive income	$21.14	$19.88

Net income in the second quarter of 2018 was impacted by net investment losses, net of taxes and other adjustments, of $10 million in the quarter. Net income in the second quarter of 2017 benefitted from net investment gains, net of taxes and other adjustments, of $51 million.

Net investment income was $828 million in the quarter, up from $804 million in the prior quarter and up from $801 million in the prior year. Net investment income increased versus the prior quarter and prior year due to higher investment yields, limited partnership income, and inflation impact on U.S. Government Treasury Inflation Protection Securities. The reported yield and the core yield3 for the quarter were 4.70 percent and 4.64 percent, respectively.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q2 18	Q1 18	Q2 17
U.S. Mortgage Insurance	$137	$111	$91
Canada Mortgage Insurance	46	49	41
Australia Mortgage Insurance	22	19	12
U.S. Life Insurance	57	(5)	39
Runoff	13	10	11
Corporate and Other	(75)	(59)	(43)

Total Adjusted Operating Income	$200	$125	$151

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income and a summary of adjusted operating income (loss) for the company’s segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 18	Q1 18	Q2 17
Adjusted operating income	$137	$111	$91
New insurance written
Primary Flow	$11,400	$9,000	$9,800
Loss ratio	(8)%	9%	2%

U.S. MI reported adjusted operating income of $137 million, compared with $111 million in the prior quarter and $91 million in the prior year. The loss ratio in the current quarter was negative eight percent, down 17 points sequentially and down ten points from the prior year. Losses in the quarter included a favorable $28 million pre-tax loss reserve adjustment, which reduced the loss ratio by 15 points. This compares to a favorable $15 million pre-tax loss reserve adjustment in the prior year which reduced that period’s loss ratio by eight points. In addition, losses in the quarter benefitted from lower new delinquencies, continued strong cure performance, and favorable aging. Results in the quarter also benefitted from a lower corporate tax rate compared to the prior year. There were no material incremental incurred losses from areas impacted by hurricanes in the quarter, and delinquencies in those areas are curing in line with the company’s original loss expectations.

Flow New Insurance Written (NIW) of $11.4 billion increased 27 percent from the prior quarter primarily from a seasonally larger purchase originations market partially offset by lower refinance originations, and increased 16 percent versus the prior year primarily from a larger mortgage insurance market. During the second quarter of 2018, the company’s concentration of single premium flow NIW was 15 percent, down four points from the prior quarter and the prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 12 percent versus the prior year driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 18	Q1 18	Q2 17
Adjusted operating income	$46	$49	$41
New insurance written
Flow	$3,700	$2,500	$3,700
Bulk	$900	$900	$800
Loss ratio	15%	13%	4%

Canada MI reported adjusted operating income of $46 million versus $49 million in the prior quarter and $41 million in the prior year. The loss ratio in the quarter was 15 percent, up two points sequentially primarily from a higher concentration of Alberta delinquencies. The loss ratio was up 11 points compared to the prior year from lower favorable reserve development and an increase in new delinquencies, net of cures.

Flow NIW was up 52 percent4 sequentially primarily from a seasonally larger originations market and down five percent4 from the prior year primarily from a smaller market size from regulatory changes and housing affordability pressure.

[4]	Percent change excludes the impact of foreign exchange

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q2 18	Q1 18	Q2 17
Adjusted operating income	$22	$19	$12
New insurance written
Flow	$3,700	$3,400	$4,100
Bulk	$900	$—	$600
Loss ratio	28%	30%	34%

Australia MI reported adjusted operating income of $22 million, compared to $19 million in the prior quarter and $12 million in the prior year. Results for the quarter were favorably impacted by approximately $4 million after-tax as a result of increased recognition of premiums driven by higher policy cancellations. Results also increased versus the prior year due to the impact of the premium earnings pattern review that occurred in the fourth quarter of 2017.

The loss ratio in the quarter was 28 percent, down two points sequentially from higher earned premiums due to an increase in policy cancellations and down six points compared to the prior year primarily due to an increase in earned premiums mainly due to the premium earnings pattern review.

Flow NIW was up 12 percent4 sequentially from a larger market size and down 12 percent4 from the prior year primarily from lower market penetration attributable to a change in customer mix.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q2 18	Q1 18	Q2 17
Long Term Care Insurance	$22	$(32)	$33
Life Insurance	4	(1)	(1)
Fixed Annuities	31	28	7

Total U.S. Life Insurance	$57	$(5)	$39

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $22 million, compared with an adjusted operating loss of $32 million in the prior quarter and adjusted operating income of $33 million in the prior year. Results versus the prior quarter reflect higher earnings from the acquired block, favorable existing claim experience and increased investment income. Compared to the prior year, results reflect growth in new claims severity and frequency, partially offset by higher earnings from the acquired block and increased investment income. Results in the prior year were favorably impacted by reserve corrections, net of profits followed by losses reserves, associated with recorded initial claim dates of $13 million after-tax. Current and prior quarter results also include an incremental tax expense of $6 million and $5 million, respectively, above the 21 percent corporate tax rate related to the amortization of forward starting swap gains settled prior to the change in the corporate tax rate.

Life Insurance

Life insurance reported adjusted operating income of $4 million, compared with an adjusted operating loss of $1 million in both the prior quarter and prior year. Results versus the prior quarter reflect favorable mortality in the company’s term life insurance block of business, partially offset by higher amortization of deferred acquisition costs (DAC) primarily associated with lapses that have been higher than originally assumed in the term life insurance blocks entering their post-level premium periods. Results in the prior year included a negative impact of $14 million after-tax, which was the net effect of a charge from model corrections related to updating mortality tables for term conversion policies that was partially offset by a net favorable refinement related to reinsurance rates. Results versus the prior year also reflect lower in force earnings in the term life insurance block of business from increased reinsurance as well as runoff of the block. The company also continues to experience unfavorable mortality in its universal and term universal life insurance products.

Fixed Annuities

Fixed annuities reported adjusted operating income of $31 million, compared with $28 million in the prior quarter and $7 million in the prior year. Results versus the prior quarter reflect higher variable investment income partially offset by less favorable mortality. Results in the prior year included a $10 million after-tax charge for loss recognition testing on the single premium immediate annuity block related to lower interest rates. Results versus the prior year also reflect favorable mortality and lower taxes.

Runoff

Runoff reported adjusted operating income of $13 million, compared with $10 million in the prior quarter and $11 million in the prior year. Results versus the prior quarter and prior year reflect favorable mortality in the corporate owned life insurance product. Results also reflect favorable equity market performance supporting the company’s variable annuity business versus the prior quarter and less favorable equity market performance versus the prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $75 million, compared with $59 million in the prior quarter and $43 million in the prior year. Results in the current quarter include a provisional tax expense of $19 million related to a revaluation of deferred tax assets and liabilities on foreign subsidiaries. Given the change in the corporate tax rate, results in the current quarter also reflect a lower tax benefit offsetting the Corporate and Other pre-tax loss compared to the prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q2 18	Q1 18	Q2 17
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	12.6:1	12.5:1	13.0:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.8:1	12.7:1	13.1:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[6]	129%	124%	122%
Canada MI
Minimum Capital Test (MCT) Ratio[5]	170%	170%	167%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	190%	184%	181%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	275%	279%	331%
Holding Company Cash[7] and Liquid Assets[8]	$622	$1,204	$858

[5]	Company estimate for the second quarter of 2018 due to timing of the filing of statutory statements.
[6]

Calculated as available assets divided by required assets as defined within PMIERs. As of June 30, 2018, March 31, 2018 and June 30, 2017, the PMIERs sufficiency ratios were in excess of approximately $700 million, $600 million and $500 million, respectively, of available assets above the PMIERs requirements. Company estimate for the second quarter of 2018.

[7]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[8]

Genworth Holdings, Inc had $547 million, $1,129 million and $758 million of cash, cash equivalents and restricted cash as of June 30, 2018, March 31, 2018 and June 30, 2017, respectively, which included approximately $16 million, $4 million, and $4 million of restricted cash, respectively. Genworth Holdings also held $75 million, $75 million and $100 million in U.S. government securities as of June 30, 2018, March 31, 2018 and June 30, 2017, respectively, which included approximately $36 million, $37 million, and $41 million, respectively, of restricted assets.

Key Points

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U.S. MI’s PMIERs sufficiency ratio increased to 129 percent as an increase in operating cash flows and lower non-performing required assets were partially offset by a $50 million dividend payment and higher required assets associated with strong new business written. The PMIERs sufficiency ratio impact from hurricane delinquency inventory declined from four points to two points as cures from those areas continue as expected;

•	Canada MI’s MCT ratio as of June 30, 2018 is estimated to be 170 percent, above both the regulatory minimum requirement of 150 percent and our operating range of 160 to 165 percent;

•	Australia MI’s PCA ratio increased sequentially to 190 percent driven primarily by continued portfolio seasoning;

•	The holding company ended the quarter with $622 million of cash and liquid assets. During the quarter the company redeemed its debt maturing in May 2018.

About Genworth Financial

This press release and the second quarter 2018 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on August 1, 2018. Investors are encouraged to review these materials.

Genworth will conduct a conference call on August 1, 2018 at 9:00 a.m. (ET) to discuss business results and provide an update on strategic objectives including the pending transaction with China Oceanwide Holdings Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 5093670. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 15, 2018 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5093670. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The TCJA reduced the U.S. corporate federal income tax rate to 21 percent effective for taxable years beginning on January 1, 2018. Therefore, beginning in the first quarter of 2018, the company assumed a tax rate of 21 percent on certain adjustments to reconcile net income available to Genworth Financial, Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance (unless otherwise indicated). In the prior year, the company assumed a tax rate of 35 percent, the previous U.S. corporate federal income tax rate prior to the enactment of the TCJA, on certain adjustments to reconcile net income available to Genworth Financial, Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance. These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2018 and 2017, as well as for the three months ended March 31, 2018, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported U.S. GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance business is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and help to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (Oceanwide) and the company’s discussions with regulators in connection therewith. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

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risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals or the possibility that such regulatory approvals may further delay the transaction or will not be received prior to August 15, 2018 (and either or both of the parties may not be willing to further waive their end date termination rights beyond August 15, 2018) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); the risk that the parties will not be able to obtain other regulatory approvals, including in connection with the parties’ intent to seek approval of the Oceanwide transaction with no unstacking; the parties’ inability to agree on a new capital plan; the risk that a closing condition of the transaction may not be satisfied; existing and potential legal proceedings may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

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strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s ability to continue to sell long term care insurance policies; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

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risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long-term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long-term care insurance business); adverse impact on the company’s results of operations and changes in valuation of fixed maturity and equity securities;

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risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

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regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

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liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

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operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of its disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any impact on the company’s margins; failure to sufficiently increase new sales for the company’s long term care insurance products; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	June 30,		March 31,
	2018	2017	2018
Revenues:
Premiums	$1,136	$1,111	$1,140
Net investment income	828	801	804
Net investment gains (losses)	(14)	101	(31)
Policy fees and other income	209	210	202

Total revenues	2,159	2,223	2,115

Benefits and expenses:
Benefits and other changes in policy reserves	1,205	1,206	1,311
Interest credited	152	163	156
Acquisition and operating expenses, net of deferrals	253	240	240
Amortization of deferred acquisition costs and intangibles	112	139	104
Interest expense	77	74	76

Total benefits and expenses	1,799	1,822	1,887

Income from continuing operations before income taxes	360	401	228
Provision for income taxes	111	130	63

Income from continuing operations	249	271	165
Loss from discontinued operations, net of taxes	—	—	—

Net income	249	271	165
Less: net income attributable to noncontrolling interests	59	69	53

Net income available to Genworth Financial, Inc.’s common stockholders	$190	$202	$112

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.38	$0.40	$0.22

Diluted	$0.38	$0.40	$0.22

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.38	$0.40	$0.22

Diluted	$0.38	$0.40	$0.22

Weighted-average common shares outstanding:
Basic	500.6	499.0	499.6

Diluted	502.6	501.2	502.7

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three		Three
	months ended		months ended
	June 30,		March 31,
	2018	2017	2018
Net income available to Genworth Financial, Inc.’s common stockholders	$190	$202	$112
Add: net income attributable to noncontrolling interests	59	69	53

Net income	249	271	165
Loss from discontinued operations, net of taxes	—	—	—

Income from continuing operations	249	271	165
Less: income from continuing operations attributable to noncontrolling interests	59	69	53

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	190	202	112
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[9]	12	(79)	17
Taxes on adjustments	(2)	28	(4)

Adjusted operating income	$200	$151	$125

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$137	$91	$111
Canada Mortgage Insurance segment	46	41	49
Australia Mortgage Insurance segment	22	12	19
U.S. Life Insurance segment:
Long Term Care Insurance	22	33	(32)
Life Insurance	4	(1)	(1)
Fixed Annuities	31	7	28

Total U.S. Life Insurance segment	57	39	(5)

Runoff segment	13	11	10
Corporate and Other	(75)	(43)	(59)

Adjusted operating income	$200	$151	$125

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.38	$0.40	$0.22

Diluted	$0.38	$0.40	$0.22

Adjusted operating income per share:
Basic	$0.40	$0.30	$0.25

Diluted	$0.40	$0.30	$0.25

Weighted-average common shares outstanding:
Basic	500.6	499.0	499.6

Diluted	502.6	501.2	502.7

[9]	For the three months ended June 30, 2018 and 2017 and the three months ended March 31, 2018, net investment gains (losses) were adjusted for DAC and intangible assets amortization and certain benefit reserves of $(1) million, zero and $(3) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $(1) million, $22 million and $(11) million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$73,727	$76,911
Deferred acquisition costs	3,086	2,329
Intangible assets and goodwill	354	301
Reinsurance recoverable	17,385	17,569
Deferred tax and other assets	1,175	957
Separate account assets	6,750	7,230

Total assets	$102,477	$105,297

Liabilities and equity
Liabilities:
Future policy benefits	$37,913	$38,472
Policyholder account balances	23,366	24,195
Liability for policy and contract claims	9,665	9,594
Unearned premiums	3,669	3,967
Deferred tax and other liabilities	1,988	1,937
Borrowings related to securitization entities	28	40
Non-recourse funding obligations	310	310
Long-term borrowings	4,047	4,224
Separate account liabilities	6,750	7,230

Total liabilities	87,736	89,969

Equity:
Common stock	1	1
Additional paid-in capital	11,981	11,977

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	726	1,075
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	10

Net unrealized investment gains (losses)	736	1,085

Derivatives qualifying as hedges	1,863	2,065
Foreign currency translation and other adjustments	(272)	(123)

Total accumulated other comprehensive income (loss)	2,327	3,027
Retained earnings	1,301	1,113
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,910	13,418
Noncontrolling interests	1,831	1,910

Total equity	14,741	15,328

Total liabilities and equity	$102,477	$105,297

Impact of Foreign Exchange on Adjusted Operating Income And Flow New Insurance Written10

Three months ended June 30, 2018

	Percentages	Percentages
	Including Foreign	Excluding Foreign
	Exchange	Exchange[11]
Canada Mortgage Insurance (MI):
Adjusted operating income	12%	7%
Flow new insurance written	—%	(5)%
Flow new insurance written (2Q18 vs. 1Q18)	48%	52%

Australia MI:
Adjusted operating income	83%	83%
Flow new insurance written	(10)%	(12)%
Flow new insurance written (2Q18 vs. 1Q18)	9%	12%

[10]	All percentages are comparing the second quarter of 2018 to the second quarter of 2017 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three
months ended
June 30,
2018
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$73.1
Subtract:
Securities lending	0.2
Unrealized gains (losses)	2.7

Adjusted end of period invested assets	$70.2

Average Invested Assets Used in Reported Yield Calculation	$70.4
Subtract:
Restricted commercial mortgage loans related to securitization entities[12]	—

Average Invested Assets Used in Core Yield Calculation	$70.4

(Income - amounts in millions)
Reported Net Investment Income	$828
Subtract:
Bond calls and commercial mortgage loan prepayments	9
Other non-core items[13]	2
Restricted commercial mortgage loans related to securitization entities[12]	—

Core Net Investment Income	$817

Reported Yield	4.70%

Core Yield	4.64%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.